EXHIBIT 10.1

- DATED 27 October 2010 -

______________________________________________________

INVESTMENT AGREEMENT

FOR

THE SUBSCRIPTION TO AND SALE OF SHARES

OF

MAYO-BEN INVESTMENTS AND DEVELOPMENT LTD.

______________________________________________________

by and between

Mayotex Ltd.

and

Mayo-Ben Investments and Development Ltd.

THIS AGREEMENT is made on the __day of October 2010,

Between

(1)	Mayotex Ltd., a company incorporated and existing under the laws of the State of Israel, company no. 511461360, whose registered office is at 8 Brisel Street, Sderot, Israel (the Investor); and

(2)
Mayo-Ben Investments and Development Ltd., (the Company), a company incorporated and existing under the laws of the State of Israel, company no. 511653040, whose registered office is 36 Shderot Hazionut, Ashkleon, Israel

(hereinafter each of the Company and the Investor a Party and collectively the Parties).

Whereas

(A)	The Company is the owner, or has the right to be registered as the owner, of or has interest in certain real estate properties as set out in Schedule 3 (the Assets).

(B)	The Investor is a wholly owned subsidiary (indirectly) of Defense Industries International, Inc. (DFNS) whose shares are quoted and traded on the OTC Bulletin Board under the symbol DFNS.

(C)	The Assets are all leased to members of the DFNS Group as set out as in Schedule 3 of this Agreement.

(D)	Within the framework of a recent amendment to the Disengagement Law, members of the DFNS Group are eligible to apply for additional compensation under such law.

(E)
The grant and amount of such additional compensation is subject to the eligible party meeting certain requirements and qualifications, which include, inter alia, investing in factories and properties to which they moved their activities and businesses within the framework of the execution of the Disengagement Law, such as the Assets, by way of improving and renovating them.

(F)	The members of the DFNS Group wish to use such additional compensation to, inter alia, improve and renovate the Assets.

(G)
The Company has the know-how and abilities to execute such improvements and renovations to the Assets and will obtain the required funds to effect the improvements and renovations by way of the Investor granting a loan to the Company.

(H)
Immediately prior to the First Closing Date (as defined below), the Company's authorized share capital is NIS 17,000 divided into 170,000 ordinary shares, each having a nominal value of NIS 0.1 (each an Ordinary Share), of which 1,300 Ordinary Shares are issued and outstanding. The holdings in the Company per the date of this Agreement and immediately prior to the First Closing Date, on a fully diluted basis, are as set out in the capitalization table attached hereto as Schedule 2, which also provides full details of the persons and entities being shareholders of the Company on the date of this Agreement (the Current Shareholders).

(I)
The Board of Directors of the Company (the Board) has determined that it is in the best interest of the Company to raise capital by means of the issuance of new Ordinary Shares and to borrow additional funds subject to and upon the terms of this Agreement.

(J)
The Investor desires to: (i) invest in the Company an amount of up to US$1,500,000 (the Investment Amount) and to subscribe for and purchase up to 325 Ordinary Shares, constituting, immediately following the Second Closing, approximately 20 per cent of the share capital of the Company on a fully diluted basis (the Investment Shares) as set out in the capitalization table attached hereto as Schedule 2; and (ii) lend the Company US$1,000,000, which funds will be utilized by the Company in its entirety to improve and renovate the Assets (the Loan), subject to and upon the terms of this Agreement.

It is agreed as follows:

1.	Interpretation

1.1.	Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise and/or unless otherwise defined in this Agreement.

1.2.	The schedules to this Agreement (each a Schedule) form part of this Agreement.

1.3.	In this Agreement, unless the context otherwise requires:

1.3.1.	the headings are inserted for convenience only and shall not affect the construction of this Agreement; and

1.3.2.	references to one gender include all genders.

2.	Investment and Issue of Shares

2.1.
Subject to the fulfillment or waiver of all Conditions, at the Second Closing Date the Company shall issue and sell, and the Investor shall subscribe to and purchase the Investment Shares subject to and upon the terms and conditions of this Agreement.

2.2.
Subject to the Adjustment (as such term is defined below) and the other terms and conditions set out in this Agreement, the total price payable by the Investor to the Company for the Investment Shares shall be up to US$1,500,000, therefore, a price per Investment Share of up to US$4,615.38 (the Price Per Share).

3.	The Loan

3.1.
Subject to the fulfillment or waiver of all Conditions, the Company shall draw down the Loan and the Investor shall lend and transfer the Proceeds of the Loan to the Company on the First Closing Date (the Drawdown Date).

3.2.
The Loan was granted and shall be used by the Company for the sole purpose of financing the renovations and improvements to the Assets, as shall be agreed to by the Parties from time to time (the Renovation Plan).

3.3.	The maturity date of the Loan shall be the 10th anniversary of the First Closing Date.

3.4.	The Loan shall bear annual interest at the rate of LIBOR + 2.5 per cent.

3.5.
It is hereby agreed and acknowledged by the Parties that the Loan shall be deemed repaid in the event that: (i) the Company has invested at least an amount of US$1,000,000 (the Renovation Amount) in the renovation and improvement of the Assets in accordance with the Renovation Plan to the complete satisfaction of the Investor (to be determined by the Investor in  to its sole discretion) not later than at the expiration of a 3-year period commencing on the First Closing Date (the Deemed Repayment Date); and (ii) the Company shall invest in the renovation and improvement of the Assets in accordance with the Renovation Plan at least US$200,000 from the Renovation Amount prior to 30 August 2011 (the First Milestone Date), unless the Parties have mutually agreed in writing, from time to time, to delay the Deemed Repayment Date and the First Milestone Date in accordance with the progress of the Renovation Plan.

3.6.	The Parties shall enter into a detailed agreement which will set out the terms and conditions for the grant and repayment of the Loan prior to the Second Closing Date.

4.	Adjustment to the Price Per Share (the Adjustment)

4.1.	The Price Per Share shall be adjusted (the Adjusted Price Per Share) to reflect the actual value of the Company to be determined in accordance with the stipulations set out below.

The Fairness Opinion

4.2.
Not later than 45 days following the date of this Agreement, the Investor shall deliver a fairness opinion (the Fairness Opinion) to be prepared by a major accounting firm to be determined by the Investor (the Assessor) which will set out the Company's Value as determined by the Assessor. The Company hereby undertakes that it shall take all necessary actions at its sole cost and expense in order to assist the Assessor to determine the Company's Value and prepare the Fairness Opinion. The Assessor shall further confirm whether the terms and conditions under which the Assets are being leased to the members of the Group are in line with common market practice and against a fair market value.

4.3.
In the event that the Investor shall not deliver the Fairness Opinion within the timeframe set out above, other than for reasons not within its control, it shall be deemed that the Company's Value is equal to US$4,000,000.

Objecting Fairness Opinion

4.4.
In the event that it shall be determined in the Fairness Opinion that the Company's value is between US$5,500,000 and US$6,500,000, no Adjustment shall be made to the Price Per Share and the Investor shall acquire the Investment Shares in consideration for the payment of the Investment Amount, i.e., US$1,500,000.

4.5.
It is agreed by the Parties that the Fairness Opinion shall be final and shall bind the Parties in all respects, provided, however, that in the event that the Company's Value determined in the Fairness Opinion shall be lower than US$5,500,000, the Company shall have the right, not later than three  (3) Business Days as of the date on which the Investor provided the Company with the Fairness Opinion, to approach the Institute of Certified Public Accountants in Israel to appoint an arbitrator (the Arbitrator), which will independently determine the Company's Value.  Such determination shall be dispositive.

The Adjustment

4.6.	The Adjusted Price Per Share shall be determined using the formula set out below:

Adjusted Price Per Share = A/US$6,000,000 X B

                      Where:

A =	the Company's Value as determined in accordance with the provisions set out in Clause 4.2; and

B =	the Price Per Share.

4.7.	The Adjustment Shares

In the event that the Adjusted Price Per Share shall be lower than the Price Per Share, the Company shall issue to the Investor such additional number of Shares, for no consideration other than such Shares' par value, to be determined as follows:

Adjustment Shares = US$1,500,000/C - 325

Where C is the Adjusted Price Per Share as determined in accordance with the provisions set out in Clause 4.6.

5.	Closings

5.1.
Subject to the waiver or fulfillment of the First Closing Conditions, the first closing shall take place at the offices of the Parties' legal counsel on 28 October 2010 or, if Clause 6.1.1 applies, on such other date as the Company or the Investor may specify pursuant to that Clause (the First Closing Date).

5.2.
Subject to the waiver or fulfillment of the Second Closing Conditions the Second Closing shall take place at the offices of the Parties' legal counsel on such date which shall be not later than 45 days as of the First Closing Date or, if Clause 6.1.1 applies, on such other date as the Company or the Investor may specify pursuant to that Clause (the Second Closing Date).

Actions to be taken on Closing Dates

5.3.
The Company shall, upon fulfillment of all obligations set out in Schedule 4, the Conditions and covenants, and in satisfaction of its obligations under this Agreement, issue on the First Closing Date a total of 325 Investment Shares, amounting to approximately 20 per cent of the Company's outstanding and issued share capital as of the First Closing Date (the Escrow Shares), to the Escrow Agent, who will hold and release the Escrow Shares in accordance with the terms and conditions set out in the Escrow Agreement (as defined below).

5.4.
The Company shall, upon fulfillment of all obligations set out in Schedule 4, the Conditions and covenants, and in satisfaction of its obligations under this Agreement, issue the Adjustment Shares on the Second Closing Date.

5.5.
Prior to or on each of the Closing Dates, each of the Company and the Investor shall deliver or perform all those documents, items and actions respectively listed in relation to that Party and applicable to the relevant Closing Date, as set out in Schedule 4.

5.6.	The Company shall adopt the relevant resolutions of its Board applicable to the relevant Closing Date as set out in Schedule 5 immediately prior to the applicable Closing.

5.7.
The Investor shall, upon fulfillment of all applicable obligations to the relevant Closing Date set out in Schedules 4-1 4-2, the fulfillment of the Conditions relevant to the applicable Closing and in satisfaction of its applicable obligations under Clause 4:

5.7.1.	on the First Closing Date:

5.7.1.1.	Provide the Company with the Loan of US$1,000,000 in furtherance of Claus 3 hereunder; and

5.7.1.2.	make a payment of US$250,000 as the first payment of the Investment Amount.

5.7.2.
on the Second Closing Date, make payment of US$1,250,000 as the second and final payment of the Investment Amount, to be paid by electronic funds transfer to the Company's bank account at Bank Leumi LeIsrael, Account No: ___________.

Any evidence of funds transfer made in accordance with this Clause 5.7 shall constitute a good discharge for the Investor of its applicable obligations under Clauses 5.7.1 or 5.7.2 and the Investor shall not be concerned to see that the funds are applied in payment to the Company.

6.	Postponement of a Closing Date

6.1.
If the Company or the Investor fails or is/are unable to perform any of its/their obligations (Closing Obligations) set out in Schedules 4-1 and 4-2, which are required to be performed by it/them on or before the relevant Closing Date (as applicable) (and whichever of the Company or the Investor is the defaulter being referred to as the Defaulting Party and the other, the Non-Defaulting Party), the Non-Defaulting Party shall not be obliged to complete the issue and sale or subscription and purchase of the Ordinary Shares under the relevant Closing and may, in its absolute discretion, by written notice to the Defaulting Party at the time of the relevant Closing Date would otherwise be due to take place:

6.1.1.
elect to defer the relevant Closing by not more than 30 Business Days after the original applicable date for the relevant Closing Date to such other date as it may specify in such notice (in which event the provisions of this Clause 6.1.1 shall apply, mutatis mutandis, if the Company or the Investor fails or is unable to perform any of its Closing Obligations on such other date); or

6.1.2.
elect to effect the relevant Closing on that date and: (i) specify a further date (not being more than 30 Business Days after the original date for the relevant Closing) on which the Defaulting Party shall be obliged to complete its outstanding Closing Obligations; and/or (ii) waive all or some of the Closing Obligations set out in Schedules 4-1 through 4-4 (as applicable) at its discretion.

If any outstanding Closing Obligations have not been performed by the Defaulting Party by the relevant Closing Date (as applicable) (or, if later, the date specified under Clause 6.1.1), the Non-Defaulting Party may by written notice terminate its obligations applicable to that relevant Closing.

7.	The Escrow

7.1.
The Escrow Shares shall, when issued, be registered in the name of the Investor and be held in escrow by the Escrow Agent for the benefit of the Company and the Investor in accordance with and subject to the provisions set out in this respect in the Escrow Agreement. The Escrow Shares shall be released from escrow against the actual payment by the Investor of the Second Closing Payment, in accordance with the provisions set out in the Escrow Agreement and subject the adjustment, if any.

7.2.
For the avoidance of doubt, unless the Escrow Shares have been released from escrow due to the Investor committing an Entitling Breach (as such term is defined in the Escrow Agreement), all of the rights in the Escrow Shares, including, inter alia, voting rights, right to dividends and/or any other right, shall become vested and remain with the Investor, provided, however, that any sums, assets, or securities, including dividends to be received in respect of the Escrow Shares shall be held in escrow by the Escrow Agent until the Escrow Shares are released and shall be released together with the Escrow Shares.

8.	Conditions Precedent

8.1.	Each of the relevant Closings shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

8.1.1.	there shall not be any injunction, judgment, order, decree or ruling of any governmental authority in effect preventing consummation of the transactions contemplated by this Agreement; and

8.1.2.
the Parties shall have received all authorizations, consents and approvals of any governmental authorities and third parties (if any) necessary for the consummation of the transactions contemplated by this Agreement.

8.2.
In addition to the Conditions set out in Clause 8.1 above, the Closing to be held on the First Closing Date shall be conditional on the Conditions having been fulfilled or waived in accordance with this Agreement:

8.2.1.
the passing of a resolution by the shareholders of the Company to: (i) approve the terms of this Agreement and the transactions contemplated thereunder; (ii) appoint Mr. Uri Nissani to the board of directors of the Company; (iii) amend the Articles as set out in Schedule 6;

8.2.2.	the passing of a resolution by the shareholders of the Company waving their participation right;

8.2.3.	the passing of a resolution by the board of directors of the Company approving the terms of this Agreement and the transactions contemplated thereunder;

8.2.4.	the passing of a resolution by the board of directors of the Investor approving the terms of this Agreement and the transactions contemplated thereunder;

8.2.5.
the provision by the Company to the Investor of a duly executed written undertaking by the registered holder of any Asset not registered in the name of the Company that the Company: (i) has the rights to be registered as the owner of such Asset; and (ii) is the holder of all of the rights in such Asset;

8.2.6.
the provision by the Company to the Investor of a written undertaking by the Current Shareholders that will bear all costs and expenses incurred as a result of the registration of any of the Asset in the name of the Company, to the extent applicable, including, inter alia, all Taxes incurred within the framework of the above;

8.2.7.	the closing of the Loan Agreement; and

8.2.8.
the shareholders of the Company providing the written undertaking in the To Be Agreed Form according to which they will not sale, assign and cause that the Company shall not make any action which will result in the change of control in the Company.

8.3.
In addition to the Conditions set out in Clause 8.1 above, the Second Closing shall be conditional on the following Conditions (the Second Closing Conditions) having been fulfilled or waived in accordance with this Agreement:

8.3.1.	the Adjustment set out under Clause 3 has been completed and the Company's Value has become final and undisputed; and

8.3.2.	the closing of the Escrow Agreement in the To Be Agreed Form.

9.	Covenants

9.1.	During the period from the date of this Agreement to the First Closing Date, the Company shall perform the obligations set out in Schedule 4.

9.2.	The Company shall or cause its Subsidiaries, as applicable to:

9.2.1.	maintain adequate insurance policies for the Assets for the entire period during which the Assets are leased to any member of the DFNS Group;

9.2.2.
continue the effect of the Lease Agreements for a period of 6 months following the First Closing Date on the existing terms of such Lease Agreements, regardless of the term of each such Lease Agreement. During such 6-month period, the applicable Member of the DFNS Group shall have the right to terminate any such Lease Agreement upon 3 months' advance written notice; and

9.2.3.	grant DFNS or the DFNS Group, the right to extend any such Lease Agreement for an additional period of 60 months (on top of the original 6 months) on the existing terms.

9.3.
The Company undertakes that, where any of the Assets is not registered in the name of the Company, it will complete the registration of such Asset in its name as soon a practically possible following the First Closing Date, provided, however, that the registration of all Assets shall not be completed later than 1 March 2011.

10.	Warranties

10.1.
Each Party represents and warrants to the other Party as at the date of this Agreement its respective Warranties and acknowledges that such other Party has entered into this Agreement in reliance upon the Warranties.

10.2.
The Warranties shall be deemed to be repeated immediately before each Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the date of the applicable Closing; however, subject to each Warranty being materially true, materially complete and not materially misleading. Notwithstanding the above, the occurrence of a Closing shall not cause the provisions of this Clause to derogate, reduce or set aside the Parties' right to invoke any right associated with and/or rely on the provisions of the Warranties in their applicable form as per the date of this Agreement, which shall exclude the qualifications set out above with respect to the Warranties being materially true, materially complete and not materially misleading, however shall include all relevant qualifications applicable thereto applicable per the date hereof, as set out in relevant Schedules in which the Warranties appear.

10.3.
Each Warranty shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

11.	Indemnification and Limitations on Claims

11.1.
Subject to the Closings taking place, the Investor shall be entitled, subject to the terms of this Agreement and the limitations set forth herein, to indemnification from the Company for any Costs that are suffered or incurred by the Investor and which arise directly from or as a result of: (i) any inaccuracy in or breach of any of the Warranties made by the Company; and/or (ii) any breach of any covenant or obligation of the Company under this Agreement.

11.2.	Notwithstanding anything contained herein to the contrary, the Company shall not be liable for any Claim:

11.2.1.
unless it receives from the Investor written notice of the Claim, specifying in reasonable detail the acts and circumstances upon which the asserted Claim for indemnification is based and the individual items of the Costs claimed, on or before the expiration of a 3 (three) year period commencing on the Second Closing Date; and

11.2.2.
unless the aggregate amount of the liability of the Company for all Claims under this Agreement exceeds US$30,000 (the Basket), in which event the Investor shall be entitled to claim the whole of the amount thereof and not merely the amount in excess of the Basket.

Notwithstanding anything to the contrary in this Agreement; however, subject to Clause 11.3, the maximum aggregate liability of the Company under this Agreement with respect to Claims, shall not exceed in any event the Investment Amount.

11.3.
None of the limitations contained in Clause 11.2 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of deliberate, fraud and/or wilful misrepresentation by the Company.

11.4.
Notwithstanding anything contained herein to the contrary, the Company shall not be liable for any Claim in the case of a Claim in respect of breach of Warranties, if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly and reasonably disclosed in writing to the Investor.

11.5.
The amount of any indemnity hereunder on account of a Claim shall be reduced by: (a) the insurance proceeds unconditionally received by the Investor in connection with such Claim; (b) the proceeds and/or indemnification unconditionally received by the Investor from any third party in connection with such Claim; and (c) the amount of Tax savings unconditionally received by the Investor as a result of the facts or circumstances giving rise to the Company’s liability under such Claim, (together, the Third Party Indemnification). If any Third Party Indemnification is unconditionally received by the Investor, after the Investor shall have been indemnified with respect thereto by the Company under a Claim, the Investor shall promptly repay or return the Company such amounts.

11.6.
Other than in respect of deliberate, fraud or willful misrepresentation, the indemnification provided by the Company pursuant to this Clause 11.6 and the enforcement of such indemnification shall be the exclusive remedies available to the Investor against the Company, in connection with any Claims under this Agreement.

12.	Termination of this Agreement prior to a Closing Date

If at any time before a Closing:

12.1.	any Material Adverse Change occurs;

12.2.	there is a breach or non-fulfillment by the Company of any of its material obligations under this Agreement,

then the Investor may, by written notice given to the Company at any time before the relevant Closing Date, terminate this Agreement, in which case no Party shall have any claim of any nature whatsoever against the other Party under this Agreement and all rights, liabilities and obligations of a Party under this Agreement shall terminate, have no force and effect, save in respect of any rights and liabilities which have accrued prior to termination of this Agreement in accordance with the provisions of this Clause. Notwithstanding termination of this Agreement, Clauses 16 and 20 shall remain in full force and effect and survive termination of this Agreement.

13.	Entire Agreement

This Agreement and the Transaction Documents set out the entire agreement and understanding between the Parties in respect of the transactions contemplated under this Agreement and the Transaction Documents. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the matters set out herein, which shall cease to have any further force or effect.

14.	Variation

14.1.
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression variation shall include any variation, supplement, deletion or replacement however effected.

14.2.
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

15.	Assignment

15.1.
It is acknowledged and agreed by the Company that the Investor may at any time following the date of this Agreement transfer and novate any rights under this Agreement to any of the Investor’s Affiliates. Accordingly, the Company agrees that the benefit of any provision of this Agreement may be assigned (in whole or in part) by the Investor to an Investor's Affiliate without the consent of the Company.

15.2.	The Investor may assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Investor.

16.	Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement and the Transaction Documents shall be made or issued by or on behalf of the Company or the Investor without the prior written approval of the other, (such approval not to be unreasonably withheld or delayed). The above shall not affect any announcement or circular required by law or the rules of any stock exchange, in case of which each Party shall consult the other Party and any such announcement or circular required by law or the rules of any stock exchange shall be drafted by the Parties in mutual consent.

17.	Costs

Each of the Parties shall pay its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the Transaction Documents.

18.	Severability

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

19.	Further Assurance

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Party may reasonably require, whether on or after a Closing, to implement and/or give effect to this Agreement and the transactions contemplated by it or the other Transaction Documents and for the purpose of vesting in a Party the full benefit of the assets, rights and benefits to be transferred under this Agreement.

20.	Representation by the law firm of Prof. Yuval Levy & Co.

As per the Parties' request and for the sake of efficiency, the Company's legal counsel, the law firm of Prof. Yuval Levy & Co. (the Legal Counsel), has agreed to act as legal counsel for the Parties to this Agreement, provided that each of the Parties shall provide its written consent to such joint representation, in accordance with the provisions set out in Rule 14 of the Rules by Israeli Bar Rules (Professional Ethics), 5745 – 1986. Therefore, the Parties hereby agree, acknowledge and confirm that the Legal Counsel shall be appointed as legal counsel for all Parties to this Agreement and that Legal Counsel shall represent all of the Parties to this Agreement in respect of this Agreement and the Transaction Documents. The Company and the Investor further confirm their knowledge of the fact that Legal Counsel previously provided, currently provides and will continue to provide, legal services to the Company, to the Investor and the to other members of the DFNS Group.

21.	Notices

21.1.
Any notice or other communication to be given by one Party to the other under, or in connection with, this Agreement and/or the Transaction Documents shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in Clause 21.2, or e-mail to the address set out in Clause 21.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 21.2 and in each case marked for the attention of the relevant Party set out in Clause 21.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 16). Any notice so served by hand, fax, e-mail or post shall be deemed to have been duly given:

21.1.1.	in the case of delivery by hand, when delivered;

21.1.2.	in the case of fax, at the time of transmission;

21.1.3.	in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the third Business Day following the date of posting; and

21.1.4.	in the case of e-mail, at the time of transmission,

provided that in each case where delivery by hand, fax or e-mail occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 10:00 am on the next following Business Day.

References to time in this Clause are to local time in the country of the addressee.

21.2.	The addresses and fax numbers of the parties for the purpose of Clause 21.1 are as follows:

The Company

Address: 36 Shderot Hatzionot Ashkelon, Israel

E-mail: __________

Fax: _______

For the attention of: Gil Fostbinder

With a copy to:

With a copy to: Prof. Yuval Levy & Co.

Address: Address: 8 Nes Ziona Street, Tel Aviv, Israel

E-mail: aklinemintz@yuvalaw.co.il

Fax: 03-5164185

For the attention of: Ayal Klinemintz

The Investor

Address: 12 Hamefalsim St., Petach Tikva, Israel

E-mail: uri@dfns-group.com

Fax: 03-7168484

For the attention of: Uri Nissani

With a copy to: Prof. Yuval Levy & Co.

Address: Address: 8 Nes Ziona Street, Tel Aviv, Israel

E-mail: aklinemintz@yuvalaw.co.il

Fax: 03-5164185

For the attention of: Ayal Klinemintz

22.	Waivers, Rights and Remedies

22.1.
No failure or delay by a Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

22.2.
The rights and remedies of a Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

22.3.
The rights and remedies of a Party under this Agreement shall not be affected, and a Party's liabilities under this Agreement, shall not be released, discharged or impaired, by: (i) a Closing; or (ii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by a Party.

23.	Payments

Any payment to be made pursuant to this Agreement by the Investor shall be made in US dollar on the due date for payment.

24.	Tax Withholding

The provisions of Schedule 7 shall apply in respect of withholding from any payment payable pursuant to this Agreement by the Investor.

25.	Governing Law

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with the law of the State of Israel. Each of the Parties agrees that the courts of Tel-Aviv, Israel are to have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the Israeli courts.

As witness this Agreement has been signed on behalf of the Parties the day and year first before written.

Mayotex Ltd.:	Mayo-Ben Investments and Development Ltd.:
By:_________________	By: ______________________
Name:_______________	Name: ____________________
Title: _________________	Title: ____________________

SCHEDULE 1

INTERPRETATION

In this Agreement the following expressions shall have the following meanings:

Accounts means the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company in respect of the financial year ended on the Accounts Date, together with any notes, reports, statements or documents included in or annexed to them;

Accounts Date means 31 December of the financial year preceding a Closing Date Affiliate means in relation to any Party, any subsidiary undertaking or parent undertaking of that Party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document which has been initialed on the date of this Agreement for the purpose of identification by or on behalf of the Company and the Investor and/or attached as a Schedule to this Agreement;

Business Day means a day (excluding Fridays, Saturdays and Sundays) on which banks generally are open in Tel Aviv for the transaction of normal banking business;

Cash means, in relation to each Group member, the aggregate of its cash in hand including, inter alia, cash credited to any bank account of such member, but, for the avoidance of doubt, excluding any Intra-Group Receivables (and any interest thereon); Note: this term will appear in the Schedules Claim means any claim for breach of an obligation and/or an undertaking under this Agreement;

Closing means completion and consummation of transactions under this Agreement;

Closing Date means the date on which a Closing is effected;

Conditions means the conditions to the applicable Closing set out in Clause 8;

Convertible Loan Agreement means the convertible loan agreement in the To Be Agreed Form to be entered into by the Parties;

Costs means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including taxation), actions, proceedings, claims and demands, in each case of any nature whatsoever;

DFNS Group means Defense Industries International, Inc. and each of its subsidiaries from time to time;

Disengagement Law means Disengagement Plan Law, 5765 – 2005;

Encumbrances means any interest, claim or equity of any person of any nature whatsoever (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, any other third party right or any other security agreement or arrangement, or any agreement to create any of the above;

Escrow Agent means Prof. Yuval Levy & Co. Trusts, of 8 Nes Ziona Street, Tel Aviv Israel;

Escrow Agreement means the escrow agreement in the to be Agreed Form to be entered into by the Parties;

Exchange Rate means with respect to a particular currency for a particular day, the rate of exchange for that currency into US dollar last published by the Bank of Israel prior to or on that particular date;

Financial year shall be a calendar year;

Fully Diluted Basis means the issued and outstanding share capital of the Company and any securities of the Company which may be issued under: any warrant instrument, option agreement and/or scheme, any convertible loan agreement or instrument and/or any agreement or instrument of any nature whatsoever granting any party the right to acquire, subscribe for and/or be issued with securities of the Company;

Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities), position (financial, trading or otherwise) and/or profits of the Company;

Properties means the properties owned and/or leased by the Company, particulars of which are set out in Schedule 8;

security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance; Note: this term will appear in the Schedules

Tax or Taxation means all forms of taxation, duties, levies, imposts and social security charges, including, without limitation, corporate income tax, withholding tax, national social security contributions and employee social security contributions, value added tax, customs, capital gains tax, and other legal transaction taxes, dividend withholding tax, real estate taxes, municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction; Note: this term will appear in the Schedules

Transaction Documents means this Agreement, the Escrow Agreement and the Loan Agreement.